EXHIBIT 2

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    Form 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



                                January 31, 2000
                                (Date of Report)


                         NANO WORLD PROJECTS CORPORATION
              (Exact name of registrant as specified in it charter)


                                    Delaware
                 (State or other jurisdiction of incorporation)


0-8155                                                                73-0977756
(Commission File Number No.)                     (I.R.S. Employer Identification
No.)

4418 Patterdale Drive, North Vancouver, British Columbia, Canada      V7R 4L8
(Registrant's Address)                                             (Postal Code)



                                  604.988.6886
               Registrant's telephone number, including area code

                      Breccia International Minerals, Inc.
                   (Former name, if changed since last report)

ITEM 1. CHANGE IN CONTROL OF REGISTRANT

     Not Applicable


ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

On or about January 31, 2000, Breccia International Minerals, Inc., a Delaware corporation ("Registrant"), entered into a Stock Purchase Agreement ("Agreement") with various shareholders ("Selling Shareholders") of Nano World Colloid & Coating LLC ("Coating LLC"), a corporation incorporated under the laws of the state of Wyoming (the Agreement is attached to this Form 8K as Exhibit
2). Pursuant to the terms of then Agreement, the Registrant purchased from the Selling Shareholders 1,000 shares, representing 100% of the issued and outstanding shares of Coating LLC. In exchange, the Registrant agreed to deliver to each Selling Shareholder the sum of $5,000 and 5,000 shares of Registrant's $.0001 par value common stock for each Coating LLC share. As such, the total consideration paid for all of the issued and outstanding shares of Coating LLC was $500,000 and 5,000,000 of the Registrant's $.0001 par value common stock. The purchase price was to be paid by delivery of a 180-day promissory note and the delivery of the share certificates representing the 5,000,000 shares to an agent acting on behalf of the Selling Shareholders.

Coating LLC owns the rights to the technology known as the Dynamic Thin Laminar Flow ("DTLF") method. The DTLF method was invented and patented in 1997 with the goal of rendering monolayer preparations compatible with industrial standards. With the DTLF method, it is possible to produce monolayers of particles of either organic or inorganic material and apply them to either solid or liquid surfaces to produce a protective layer.

One of main applications is in the area of filtration. Modern filters are mostly made with fibers randomly stacked on top of each other. We believe that the current construction of modern filter results in a considerable loss of efficiency. The filter produced using the DTLF method will be a membrane with a maximum density of pores, all having the same diameter. The production process will be automated, thus providing for the consistency of quality. We believe that a nanofilter produced using the DTLF method will produce a more efficient and effective filter. Typically, the nanofilter will be mounted on a supporting screen and air will apply pressure on the nanofilm surface.

The main  advantages of the nanofilter  produced using the DTLF method  include:
(1) The pre-determined filter diameter will ensure that all pores are equal; (2) in situ regeneration will allow for the easy elimination of dust using a simple back flow; (3) low costs of monolayer fabrication; (4) an exceptional flow rate due to maximum porosity and minimum thickness; and (5) a longer life because the increased number of pores per unit surface will take longer to fill and the small mass of the nanofilter will allow for the usage of several square meters, giving the nanofilter a longer life.

We believe that given the lightweight construction of the nanofilter and its performance in tests we anticipate that it will be primarily marketed towards the electronic industry, hospitals and aerospace companies. We believe that the nanofilter also has applications in the military for the prevention and blocking of viruses and other bacteriological matter.


ITEM 3. BANKRUPTCY OR RECEIVERSHIP

     Not Applicable

ITEM 4. CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT

     None

ITEM 5. OTHER EVENTS

On or about February 18, 2000, and after obtaining the necessary corporate and shareholder consent, Alnoor Kassam, President and Secretary of Registrant, executed a Certificate of Amendment of the Certificate of Incorporation of Breccia International Minerals, Inc., changing the Registrant's name to Nano World Projects Corporation.

Concurrent with the name change, Registrant also changed the CUSIP Number of its $.0001 par value common stock from 106440100 to 63007P105. Registrant also changed its symbol from "BIMI" to "NAPH". The symbol change will be effective as of March 1, 2000.

ITEM 6.   RESIGNATIONS OF REGISTRANT'S DIRECTORS

     Not Applicable

ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS

(1)  UNDERWRITING AGREEMENT

     Not Applicable.

(2)  PLAN OF ACQUISITION, REORGANIZATION, ARRANGEMENT, LIQUIDATION OR SUCCESSION

     Stock Purchase Agreement between Registrant and Nano World Colloid & Coating LLC and its Selling Shareholders.

(4)  INSTRUMENTS DEFINING THE RIGHTS OF SECURITY HOLDERS, INCLUDING INDENTURES

     Not Applicable.

(16) LETTER RE CHANGE IN CERTIFYING ACCOUNTANT

     Not Applicable.

(17) LETTER RE DIRECTOR RESIGNATION

     Not Applicable.

(20) OTHER DOCUMENTS OR STATEMENTS TO SECURITY HOLDERS

     Not Applicable.

(23) CONSENTS OF EXPERTS AND COUNSEL

     Not Applicable.

(24) POWER OF ATTORNEY

     Not Applicable.

(27) FINANCIAL DATA SCHEDULE

     Not Applicable.

(99) ADDITIONAL EXHIBITS

     None.

ITEM 8. CHANGE IN FISCAL YEAR

     None



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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.




DATE: February __, 2000                     NANO WORLD PROJECTS CORPORATION

                                                    /s/ Alnoor  Kassam
                                           ------------------------------------
                                                 Alnoor  Kassam,  PRESIDENT